Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TUMI HOLDINGS, INC.

The undersigned, Jerome Griffith, certifies that he is the Chief Executive Officer, President and Director of Tumi Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is Tumi Holdings, Inc.

(2) The name under which the Corporation was originally incorporated was Tiger I, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2004. The original Certificate of Incorporation was amended on November 15, 2004, November 19, 2004, March 26, 2009, March 26, 2010, October 31, 2011 and April [    ], 2012 in each case by filing a certificate of amendment with the Secretary of State of the State of Delaware (collectively, the “Original Certificate of Incorporation”). Pursuant to the certificate of amendment filed on November 19, 2004, the Corporation changed its name to Tumi I, Inc. Pursuant to the certificate of amendment filed on October 31, 2011, the Corporation changed its name to Tumi Holdings, Inc.

(3) In lieu of a meeting of the Board of Directors of the Corporation (the “Board of Directors”), the Board of Directors has, by unanimous written consent dated [            ], 2012, authorized the amendment and restatement of the Corporation’s Original Certificate of Incorporation as set forth herein in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). In lieu of a meeting of the stockholders of the Corporation, the Corporation’s stockholders have, by written consent dated [            ], 2012, approved the amendment and restatement of the Corporation’s Original Certificate of Incorporation as set forth herein in accordance with the provisions of Section 228 of the DGCL, and such consent has been filed with the minutes of the proceedings of stockholders of the Corporation.

(4) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation, as heretofore amended or supplemented.

The text of the Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Tumi Holdings, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

(a)	Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 425,000,000 of which the Corporation shall have authority to issue 350,000,000 shares of common stock, each having a par value of one cent per share ($0.01) (the “Common Stock”), and 75,000,000 shares of preferred stock, each having a par value of one cent per share ($0.01) (the “Preferred Stock”).

(b)	Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1) Each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation on which holders of Common Stock are entitled to vote.

(2) The holders of shares of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).

(3) Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time,

holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for the payment of the debt and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

(5) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c)	Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock or any other series of stock; (iii) entitled to such rights upon any liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or shares of any other series of the same class of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d)	Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or of shares of another series of such class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation (as amended from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

(b)	The number of directors of the Corporation shall be fixed from time to time exclusively by resolution of the Board of Directors.

(c)

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2013 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2014 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2015 annual meeting of stockholders. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning in 2013, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(d)	Subject to the terms of any one or more classes or series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. The right of stockholders to fill vacancies on the Board of Directors is hereby specifically denied.

(e)	Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors, if any, elected separately by the holders of one or more classes or series of Preferred Stock shall not be governed by this Article FIFTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such class or series of Preferred Stock.

(f)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Amended and Restated Certificate of Incorporation.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify any person that is or was a director or officer (and any person that is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation (or such other corporation, partnership, joint venture, trust or other enterprise) and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute or other law, by agreement, vote of stockholders or approval of the directors of the Corporation or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH. Prior to the first date on which funds managed by, or entities affiliated with, Doughty Hanson & Co Managers Limited and its affiliates (other than the Corporation and its subsidiaries, successors and assigns) (collectively, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) at least forty percent (40%) of the votes entitled to be cast by the shares of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action that, under the DGCL, may be taken at a duly called meeting of the stockholders of the Corporation may instead be taken without holding such a meeting by one or more consents in writing or by electronic submission, setting forth the action so taken or to be taken, signed by holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date the Sponsor Holders cease collectively to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

TENTH: Except as otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time only (i) by the Chairman of the Board of Directors, (ii) by the Chief

Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation (iii) pursuant to a resolution duly adopted by a majority of the Board of Directors or (iv) prior to the date that the Sponsor Holders cease collectively to beneficially own (directly or indirectly) forty percent (40%) or more of the Voting Stock, by the Secretary of the Corporation at the request of the holders of shares representing at least forty percent (40%) of the Voting Stock. Other than as set forth in clause (iv) of the preceding sentence, any power of the stockholders to call a special meeting of stockholders is hereby specifically denied. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the By-Laws. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto), which notice, in the case of a special meeting called by a stockholder or stockholders, shall include all business requested by such stockholder or stockholders to be transacted at such meeting, shall be transacted at any special meeting.

ELEVENTH:

(a) The Corporation hereby elects not to be governed by Section 203 of the DGCL, as now in effect or hereafter amended, or any successor statute thereto (the “Delaware Takeover Statute”) until such time as an Ownership Triggering Event (as defined below) occurs whereupon the Corporation will, after the occurrence of the Ownership Triggering Event, be governed by the Delaware Takeover Statute.

(b) An “Ownership Triggering Event” shall have occurred when (i)(A) the Sponsor Holders collectively cease to Own (as defined below) shares of Sponsor Stock (as defined below) that represent 15% or more of the outstanding shares of Common Stock and (B) no Sponsor-Related Holder (as defined below) has filed a document (on or before the tenth day following the date that the Sponsor Holders collectively cease to Own shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that includes a statement (whether or not such statement is required by the Exchange Act) that such Sponsor-Related Holder Owns shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock, or (ii) at such time that (A) the Sponsor Holders have collectively ceased to Own Sponsor Stock that represents 15% or more of the outstanding shares of Common Stock and (B) no Sponsor-Related Holder Owns shares of Sponsor Stock that represent 15% or more of the outstanding shares of Common Stock.

(c) For purposes of this Article ELEVENTH, (i) “Sponsor Stock” means Common Stock which is Owned by the Sponsor Holders immediately following the closing of the initial public offering of Common Stock by the Corporation, (ii) “Own” has the meaning ascribed to such term in the Delaware Takeover Statute, and (iii) “Sponsor-Related Holder” means any person or entity who is a direct or indirect transferee of Sponsor Stock by the Sponsor Holders, as well as any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any of the foregoing persons or entities, provided a Sponsor-Related Holder will not include any such transferee that acquires Sponsor Stock pursuant to (A) an underwritten public offering, (B) a sale under Rule 144 under the Securities Act of 1933, as amended, or (C) a distribution by any Sponsor Holder or any direct or indirect transferee to more than 20 persons or entities.

TWELFTH. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws. The affirmative vote of at least a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the Voting Stock; provided, however, that from and after the date that the Sponsor Holders cease collectively to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the Voting Stock shall be required to adopt, amend, alter or repeal the By-Laws.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed in the DGCL, and all rights conferred upon stockholders herein are granted subject to such reservation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, from and after the date that the Sponsor Holders cease collectively to beneficially own (directly or indirectly) at least forty percent (40%) of the Voting Stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the Voting Stock (in addition to any other vote that may be required by law) shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of, Articles FIFTH, SIXTH, SEVENTH, EIGHTH, TENTH, ELEVENTH, TWELFTH, THIRTEENTH, FOURTEENTH and FIFTEENTH of this Amended and Restated Certificate of Incorporation.

FOURTEENTH:

(a) To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL (or any successor provision)), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Sponsor Holders or any of their respective officers, directors, employees, agents, shareholders, members, partners, principals, affiliates (other than the Corporation and its subsidiaries) and managers (each, a “Specified Party”), even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if presented the opportunity to do so. Each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is expressly offered a business opportunity solely in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation; provided, however, that all of the protections of this Article FOURTEENTH shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

(b) The Specified Parties shall have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or (ii) otherwise competing with the Corporation or any of its subsidiaries.

(c) In addition to and notwithstanding the foregoing provisions of this Article FOURTEENTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d) No alteration, amendment or repeal of this Article FOURTEENTH (including the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article FOURTEENTH) shall eliminate or reduce the effect of this Article FOURTEENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article FOURTEENTH, would accrue or arise, prior to such alteration, amendment or repeal. This Article FOURTEENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the By-Laws or applicable law.

(e) Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

FIFTEENTH: The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the By-Laws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, however, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTEENTH.

SIXTEENTH: If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law).

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this     day of         , 2012.

TUMI HOLDINGS, INC.

By:
Name:	Jerome Griffith
Title:	Chief Executive Officer, President and Director